UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2013

Performant Financial Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35628	20-0484934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 North Canyons Parkway

Livermore, California 94551

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (925) 960-4800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 9, 2013, the Board of Directors of the Company approved, effective as of April 11, 2012, the election of Mr. Bruce Hansen as a Class III director to fill the newly created vacancy due to the resignation of William C. Kessinger, also effective as of April 11, 2013. Mr. Hansen will also serve on the nominating and corporate governance committee.

Consistent with the compensation currently provided to the members of our Board of Directors, Mr. Hansen will receive an annual retainer of $25,000 and an additional annual retainer of $5,000 for service on our nominating and corporate governance, in each case prorated for partial service this year. He will also receive $1,500 for in-person attendance at a meeting of the Company’s Board of Directors and $500 for telephonic attendance at a meeting of the Company’s Board of Directors. The Company and Mr. Hansen will also enter into the Company’s customary form of Indemnification Agreement.

In addition, on April 11, 2013, the effective date of Mr. Hansen’s appointment to the Board of Directors, Mr. Hansen was granted a non-statutory option to purchase 50,000 shares of the Company’s common stock under the Company’s 2012 Stock Incentive Plan. The stock option shall have a strike price equal to the closing sales price on the date of grant and shall vest in equal monthly installments over a 48 month period.

Mr. Kessinger’s resignation is part of the Company’s ongoing transition to a Board of Directors consisting of a majority of independent directors. Prior to his resignation, Mr. Kessinger was a member of the Company’s compensation and nominating and corporate governance committees.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 11, 2013

PERFORMANT FINANCIAL CORPORATION

By:	/s/ Hakan Orvell
Hakan Orvell
Chief Financial Officer